                                                                     EXHIBIT 4.2


THIS SECURITY WILL BE ISSUED, AND MAY BE HELD OR TRANSFERRED, ONLY IN BLOCKS HAVING A PRINCIPAL AMOUNT OF NOT LESS THAN $100,000. ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS SECURITY IN A BLOCK HAVING A PRINCIPAL AMOUNT OF LESS THAN $100,000, OR RESULTING IN A HOLDER'S HOLDING SECURITIES IN A BLOCK HAVING A PRINCIPAL AMOUNT OF LESS THAN $100,000, SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER, ANY SUCH TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF SUCH SECURITIES FOR ANY PURPOSE, INCLUDING BUT NOT LIMITED TO THE RECEIPT OF INTEREST ON SUCH SECURITIES, AND SUCH TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN SUCH SECURITIES.

THIS SECURITY IS SUBJECT TO DEPARTMENT OF TREASURY REGULATIONS SECTION 1.1272-1(d) AND IS THEREFORE ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID"). THE ISSUE PRICE OF THIS SECURITY IS $103,093,000 AND THE ISSUE DATE OF THIS SECURITY IS FEBRUARY 10, 1997. THE AMOUNT OF OID IS $332,474,925. THE YIELD TO MATURITY OF THIS SECURITY IS 10 3/4%.


                              INTEGON CORPORATION
           10 3/4% JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

No. 1            $103,093,000

  INTEGON CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Integon Capital I, or registered assigns (the "Holder"), the principal sum of One Hundred Three Million Ninety Three Thousand Dollars ($103,093,000) on February 15, 2027; provided that the Company may, subject to certain conditions set forth in Section 3.14 of the Indenture, shorten the Stated Maturity of the principal of this Security to a date not earlier than August 15, 2016. The Company further promises to pay interest on said principal sum from February 10, 1997 or from the most recent interest payment date (each such date, an "Interest Payment Date") on which interest has been paid or duly provided for semi-annually (subject to deferral as set forth herein) in arrears on February 15 and August 15 of each year, commencing August 15, 1997, at the rate of 10 3/4% per annum, until the principal hereof shall have become due and payable, plus Additional Interest, if any, until the principal hereof is paid or duly provided for or made available for payment and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the rate of 10 3/4% per annum, compounded semi-annually. The amount of interest and Additional Interest, if any, payable for any period shall be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any partial period shall be computed on the basis of the number of days elapsed in a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable. A "Business Day" shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office of the Trustee or the principal office of the Property Trustee under the Trust Agreement is closed for business. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be one Business Day prior to the relevant Interest Payment Date if all securities of this series are held in book-entry form, or the fifteenth day prior to the relevant Interest Payment Date if any of the securities of this series are not held in book-entry form, for all securities of this series. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange or self-regulatory organization, all as more fully provided in said Indenture.

  So long as no Event of Default has occurred and is continuing, the Company shall have the right at any time during the term of this Security to defer payment of interest on this Security, at any time or from time to time, for up to 10 consecutive semi-annual interest payment periods with respect to each deferral period (each an "Extension Period"), during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid (together with Additional Interest thereon to the extent permitted by applicable law); provided, however, that no Extension Period shall extend beyond the Stated Maturity of the principal of this Security; provided, further, that during any such Extension Period, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions on or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to this Security or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to this Security (other than (a) dividends or distributions in the Company's capital stock, (b) any declaration of a dividend in connection with the implementation of a Rights Plan or the issuance of stock under any such Rights Plan in the future, or the redemption or repurchase of any rights distributed pursuant to a Rights Plan, (c) payments under the Guarantee with respect to this Security, (d) purchases of Common Stock related to the issuance of Common Stock or rights or options under any of the Company's benefit plans for its directors, officers, employees or other persons within the definition of "employee" for purposes of a registration of shares for an employee benefit plan of the Company, related to the issuance of Common Stock or rights under a dividend reinvestment plan or stock purchase plan, or related to the issuance of Common Stock (or securities convertible into or exchangeable for Common Stock) as consideration in an acquisition transaction that was entered into prior to the commencement of such Extension Period and (e) payments of accrued dividends (and cash in lieu of fractional shares) upon conversion into Common Stock of any convertible preferred stock of the Company of any series now or hereinafter outstanding, in accordance with the terms of such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period shall exceed 10 consecutive semi-annual periods or extend beyond the Stated Maturity of the principal of this Security. Upon the termination of any such Extension Period and upon the payment of all accrued and unpaid interest and any Additional Interest then due, the Company may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period except at the end thereof. The Company shall give the Holder of this Security and the Trustee notice of its election to begin any Extension Period at least one Business Day prior to the next succeeding Interest Payment Date on which interest on this Security would be payable but for such deferral, or with respect to the Securities issued to a Trust, so long as such Securities are held by such Trust, prior to the earlier of (i) the next succeeding date on which Distributions on the Preferred Securities would be payable but for such deferral or (ii) the date the Administrative Trustees are required to give notice to any securities exchange or other applicable self-regulatory organization or to holders of such Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date.

  Payment of principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company, payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer or direct deposit in immediately available funds at such place and to such account as may be designated in writing prior to the relevant Regular Record Date by the Person entitled thereto as specified in the Securities Register.

  The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

  Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

  Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

  IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.


                           INTEGON CORPORATION


                           By:
                               ---------------------------
                                Name:
                                Title: Vice President

Attest:


---------------------------------
Name:  John B. Yorke
Title:   Secretary

                                   [reverse]



  This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of February 10, 1997 (herein called the "Indenture"), between the Company and First Union National Bank of North Carolina, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $103,093,000.

  All terms used in this Security that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of February 10, 1997, as amended (the "Trust Agreement") among Integon Corporation, as Depositor, and the Trustees named therein, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.

  The Company may at any time, at its option, and subject to the terms and conditions of Article XII of the Indenture, redeem this Security in whole at any time or in part from time to time, on or after February 15, 2007, at the following redemption prices (expressed in percentages of principal amount thereof), together with accrued and unpaid interest, including Additional Interest, if any, up to but excluding the Redemption Date, if the redemption occurs during the relevant 12-month period beginning February 15 of the years indicated:


Year      Redemption Price   Year  Redemption Price
--------  -----------------  ----  -----------------

  2007             105.375%  2012           102.688%
  2008             104.838%  2013           102.150%
  2009             104.300%  2014           101.613%
  2010             103.763%  2015           101.075%
  2011             103.225%  2016           100.538%


and thereafter at a redemption price equal to 100% of the principal amount thereof.

  Upon the occurrence and during the continuation of a Tax Event, if either (i) in the opinion of counsel to the Company experienced in such matters, there would in all cases, after effecting the termination of the Trust holding all of the Securities of this series and the distribution of the Securities to the holders of the Preferred Securities of the Trust in exchange therefor, be more than an insubstantial risk that an Adverse Tax Consequence would continue to exist or (ii) the Securities are not held by such Trust, then the Company (x) may shorten the Stated Maturity of this Security to the minimum extent required, but in any event to a date not earlier than August 15, 2016 (the action referred to in this clause (x) being referred to herein as a "Maturity Advancement"), such that, in the opinion of counsel to the Company experienced in such matters, after advancing the Stated Maturity, interest paid on the Securities will be deductible for federal income tax purposes, or (y) if in the opinion of counsel to the Company experienced in such matters, there would in all cases, after effecting a Maturity Advancement, be more than an insubstantial risk that an Adverse Tax Consequence would continue to exist, may, at its option, at any time within 90 days of the occurrence of such Tax Event, redeem this Security, in whole but not in part, subject to Article XII of the Indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including Additional Interest, if any, to but excluding the Redemption Date.

  So long as no Event of Default has occurred and is continuing, if (i) the Trust is the Holder of all of the outstanding Securities of this series, and
(ii) a Tax Event has occurred and is continuing in respect of such Securities, the Company shall pay to the Trust (or its permitted successor under the Trust Agreement) for so long as the Trust (or its permitted successor) is the registered holder of all of the Outstanding Securities of such series, together with any payment of principal of (or premium, if any) or interest (including any Additional Interest) on such Securities, such additional sums as may be necessary in order that the amount of Distributions (including any Additional Amounts (as defined in the Trust Agreement)) then payable by the Trust in respect of the Preferred Securities and Common Securities in accordance with the terms thereof shall not be reduced as a result of any Additional Taxes arising from such Tax Event.

  Upon the occurrence of a Change of Control, the Holder of this Security will have the right, subject to certain conditions specified in the Indenture, to require the Company to repurchase in whole or in part this Security at a repurchase price equal to 101% of the aggregate principal amount of this Security, plus accrued and unpaid interest, including Additional Interest, if any, to but excluding the Repurchase Date, as provided in, and subject to the terms of, the Indenture.

  In the event of redemption or repurchase of this Security in part only, a new Security or Securities of this series for the unredeemed or non-repurchased portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

  The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

  The Indenture contains restrictions, among others, on the ability of the Company and its Subsidiaries, unless and until the Company reaches Investment Grade Status, to incur additional indebtedness unless immediately after giving effect to the incurrence of such indebtedness, and the receipt and application of the proceeds thereof, the Consolidated Cash Flow Ratio set forth in the Indenture is met; provided, however, that the Company may incur additional indebtedness under its existing Credit Facility and in connection with the refunding or refinancing of its outstanding Senior Notes (as described in the Indenture).

  The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series to be affected by such supplemental indenture; provided that so long as any of the Preferred Securities issued by the Trust remain outstanding no such amendment shall be made that adversely affects the holders of such Preferred Securities in any material respect. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of all series at the time Outstanding, on behalf of the Holders of all Securities of such series, and the holders of specified percentages in Liquidation Amount of Preferred Securities issued by the Trust, on behalf of all holders of Preferred Securities issued by the Trust, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

  As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series may declare the principal amount of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series fail to declare the principal of all the Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Preferred Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration the principal amount of and the accrued interest (including any Additional Interest) on all the Securities of this series shall become immediately due and payable, provided that the payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIII of the Indenture.

  No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

  As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

  The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.

  The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree that for United States federal, state and local tax purposes it is intended that this Security constitute indebtedness.

  THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

  This is one of the Securities referred to in the within mentioned Indenture.

Dated:
                           First Union National Bank of North Carolina as Trustee

                           By:
                              -------------------------
                               Authorized Signatory